                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   Sanzari                          Tony
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   (Last)                            (First)              (Middle)

 2485 Sun Reef Road
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                                    (Street)

 Las Vegas                          Nevada               89128
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     03/19/2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

 Not Provided
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4.   Issuer Name and Ticker or Trading Symbol

 International Energy Consultants, Inc.
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)
          President
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6.   If Amendment, Date of Original (Month/Day/Year)

 Not Applicable
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                       3. Ownership Form:
                            2. Amount of Securities       Direct (D) or    4. Nature of Indirect
1. Title of Security           Beneficially Owned         Indirect (I)        Beneficial Ownership
   (Instr. 4)                   (Instr. 4)                 (Instr. 5)          (Instr. 4)
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   Common Stock                  200,000                      I               As Beneficiary and Trustee of Sanzari
                                                                              Family Trust
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If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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   Options               1/1/01     1/1/08          Common Stock          800,000           $.05 per share     D
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Explanation of Responses:

/s/ Tony Sanzari                                           October 29, 2001
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      **Signature of Reporting Person                             Date

**      Intentional misstatements or omissions of facts constitute Federal
        Criminal Violations.

        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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